Sub-Adviser,   "Loomis, Sayles & Company, L.P"
Fund Name,     PFI Global Multi-Strategy Fund
Issuer,        Air Canada Notes
Date of Purchase,   12/01/2015
Underwriter From Whom Purchased,     Morgan Stanley
Affiliated/Principal Underwriter of Syndicate,     Natixis
 Purchase Price ,            $100.00
Aggregate % of Issue Purchased by the Firm,       18.12%
" Commission, Spread or Profit ",        1.00%
Fair & Reasonable Commission (Y/N) (1),     Y